Exhibit 10.1
Cooperation Agreement
Project of One Hundred Screens for Straits Information Network

Party A: Beijing Shidai Lianxin Cultural Propagation Co., Ltd.
Hereinafter referred to as Party A,
Party B: Vastitude (Beijing ) Technology Co., Ltd.
Hereinafter referred to as Party B,

Section I General Provisions

Article 1. To promote the information communication between the two sides of the Taiwan Straits has not only economic impacts, but also immeasurable political and cultural significance with the continuous increase of communication between the two sides of the Straits on politics, economy and culture. It would become a new and important communication platform in the communication between the two sides of the Straits to transfer the information through carriers of LED full-colour electronic display, which has an irreplaceable advantage in increasing the sense of participation, identity, pride and mission among the people in the whole country. The following consensus has been reached by Party A and Party B after mutual discussion and consultation based on the principle of friendly cooperation and equal benefit on the “Project of Hundreds of Screens for Cross-trait Information Network”.

Article 2. Parties to this Agreement

Party A: Beijing Shidai Lianxin Cultural Propagation Co., Ltd.
Address: Jia No.35, Fuwai Street, Xicheng District, Beijing City
Post Code: 100037
Tel: 68997909
Party B: Vastitude (Beijing ) Technology Co., Ltd.
Address: Room A1201, Huibin Mansion, No.8, Beichen East Road, Chaoyang District, Beijing City
Post Code: 100101
Tel:

Article 3 Project Basic Information

1)	Project Name: Project of One Hundred Screens for Straits Information Network

2)	Governing Department of the Project:

Publishing Exchange Center across the Taiwan Strait of Taiwan Affairs Office
Beijing Shidai Lianxin Cultural Propagation Co., Ltd. ( Party A)

3)	Host Organization of the Project:

Vastitude (Beijing ) Technology Co., Ltd. ( Party B)

4)
Project Construction Content: The Project of One Hundred Screens for Straits Information Network is an electronic information media project initiated by Party A and designed by Party B with LED outdoor full color display screens. This project will adopt large-size full color display screens, which will be mainly set up on densely populated areas such as airport, square, main streets, university, important organ compound, public transport junction etc. Each unit will be designed according to the characteristics of each specific place and all units will be connected and controlled through fiber internet to achieve isochronous transfer of picture information. Beijing will be the first city in construction of this project of one hundred screens, and possibly this project will be finally expanded to all municipalities, cities specifically designated in the state plan, and all the capital cities etc.

Article 4. Both parties shall sign separate or additional agreement according to specific circumstances during the project operation process if either party would like to increase the cooperative items.

Section II. Approaches to Cooperation

Article 5.  This project shall be supervised by Party A and implemented by Party B.
This project shall be managed under the company name of Vastitude (Beijing ) Technology Co., Ltd. ( Party B ) only in all public operation activities so as to meet the principle of corporation management after this agreement is signed.
Party B shall carry out its work in the way of corporation management with all management cost entered legally in the relative accounting items.

Article 6.  To ensure the correct political direction, Party A shall participate in the joint management of the work of Master Control and General Editor responsible for inspecting the broadcasting content, and working together with Party B in inspecting the employment of project editor, project deputy editor and other main editors and broadcasting staffs.
All expenditures incurred in the Master Control Room and the General Editor Room, including room rent fee, equipment cost, employees’ compensation etc. will be counted as part of the management cost.

Article 7.  The operation period shall not be less than 15 years (or be extended automatically as applicable) as Party B’s capital investment mainly relies on the payback of advertisement, the markets of which the advertisements needs a long time to grow into maturity due to the size of total investment of this project, and it’s not from any financial allocation, nor any budget of undertaking expenditures.
The project management methods shall be selected according to the market requirement. Party B shall manage this project in the way of marketing operation and corporative management.

Article 8.  Party A shall provide support if the coordination communications with the governing unit are required to be provided to the relative departments or bureaus of the cities or of the provinces during the process of the project construction.

Section III Rights and Obligations of Both Parties

Article 9.  Party A shall be responsible for obtaining the approval of the project without charging Party B separately for the relative expenses covered in the management fee paid by Party B.

Article 10.  Party A shall assure the authenticity, legality and enforceability of the project, and be responsible for issuing the coordinating letters addressed to relative functional departments and bureaus in Beijing or in other cities. After the execution of this agreement, the commencement of the construction and management of this project will be officially approved in written form by the Taiwan Affairs Office of the State Council and the Publishing Exchange Center Across Taiwan Straits.

Article 11.  Party B shall be responsible for supporting Party A in coordinating with relative functional departments and bureaus and responsible for coordinating the relative expenses caused in the process.

Article 12. The broadcasting content of this project shall be determined or reviewed by Party A and prepared or edited by Party B.

Article 13. During the operational process of this project, Party B shall carry out the advertising investment work and absorb donation to the community programs in complying with “The Advertisement Law”. Party A shall be entitled to supervise the capital investment.

Article 14.  As the independent undertaking unit, Party B shall be responsible for the overall operational management of the project which includes operational production, advertisement release and tender invitation etc. Party B will have independent accounting and be responsible for its own profit and loss, bear the investment risk and enjoy the return on investment.

Article 15.  After signing of this agreement, Party B shall give a lump sum payment of RMB 2 million to Party A as the management fee (which shall be paid before Feb.28th due to the Spring Festival and the company’s basic account opening).

Article 16.  Starting from the second year of the formal network operation of the project, Party A will charge Party B the editing fee on the draft with the specific sum to be discussed and settled separately based on the actual construction and broadcasting condition.

Section IV Project Investment Estimates

Article 17.  The total investment of this project in Beijing City will be RMB 350 million. The size of the LED screen will be decided and designed according to the specific site selection. The estimate number of the LED screen will be 100 units and the average budget for each unit will be RMB 3 million (RMB 3 million/ unit * 100 units = RMB 300 million). The investment for operating and management cost will be RMB 50 million. Therefore the total investment would be RMB 350 million. (Rent fee of the selected sites is not included.)

Article 18 Project Financing Source
Party B shall be responsible for the capital financing of the whole project, which would be carried out in accordance with the marketing operation.

Article 19.   Project Production, Design and Construction Periods
The product series selected by Party B through tender shall be adopted in principle for the production, design and installation of all the screens used in this project and the remote operative control system will adopts The first period of site selection preparation will be 1 to 3 months. The period of site selection expansion will be 1 year. (The trial operation period will start after the installation of 5 to 10 units of screens.)

Article 20.  After signing of this agreement, Party A and Party B shall work together on the sites selection for 3 to 5 units of screens in the areas of Airport Road, Chaoyang District and Haidian District. Party A shall be responsible for preparing a document for the site selection. Party B shall be responsible for investment, design, construction and operation.

Section V Liability for Breach of Agreement and Dispute Settlement

Article 21.  Party A and Party B shall work actively together to discuss for solution if this agreement could not be fulfilled due to Force Majeure event.

Article 22.  Either party violating the regulation of this agreement shall bear all the loss caused to the other party by violating party’s action of breach of the agreement and pay additional penal sum as appropriate.

Article 23.  Any dispute arising between the parties shall be settled through friendly discussion or referred to the corresponding court for settlement.

Article 24.All the items not covered by this agreement shall be settled through discussion of the two parties via supplemental agreements by the parties.

Section VI Execution of the Agreement

Article 25. This agreement will be effective on the moment that it is signed by the authorized representatives of the two parties.

Article 26. This agreement will be signed and executed in quadruplicate with each party keeping two copies of which with the same legal effect.

Party A: Beijing Shidai Lianxin Cultural Propagation Co., Ltd. Corporate Representative: Signature: Date: Feb.9th, 2010	Party B: Vastitude (Beijing ) Technology Co., Ltd. Corporate Representative: Signature: Date: Feb.9th, 2010

Publishing Exchange Center across the Taiwan Strait

Certification

We hereby certify that Beijing Shidai Lianxin Cultural Propagation Co., Ltd. (Party A) is a state-owned enterprise directly under the Publishing Exchange Center across the Taiwan Strait.

                Publishing Exchange Center across the Taiwan Strait
                                            Dec. 12th, 2009